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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K

(Mark One)
[ X ]         ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2000.

(Mark One)
  [__]        TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

For the transition period from ___________ to _______________.

Commission file number 0-18561.

             AMERICANWEST BANCORPORATION PROFIT SHARING 401(k) PLAN
                              (Full Title of Plan)

                           AMERICANWEST BANCORPORATION
           9506 North Newport Highway, Spokane, Washington 99281-1200
   (Name of Issuer of Securities Held Pursuant to the Plan and Address of its
                          Principal Executive Office)

                              REQUIRED INFORMATION

The financial statements and schedules prepared in accordance with ERISA for purposes of the Plan's Annual Report to the U.S. Department of Labor, are attached and filed herewith as Exhibit 99.1 to this Report.

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                                    EXHIBITS

The following documents are filed as part of this Registration Statement

            Exhibit Number              Description
            --------------              -----------

            23.1                  Consent of Moss Adams LLP
            99.1                  Plan Financial Statements

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                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934,
--------
the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                         AMERICANWEST BANCORPORATION
                         PROFIT SHARING 401(k) PLAN
                                   (Name of Plan)

Date: July 27, 2001      By: AmericanWest Bancorporation, Plan Administrator


                         /s/ Wesley E. Colley
                         -------------------------------------------------------
                         Wesley E. Colley, President and Chief Executive Officer



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                                INDEX TO EXHIBITS

             Exhibit Number                           Description
             --------------                           -----------

                  23.1                          Consent of Moss Adams LLP
                  99.1                          Plan Financial Statements

                                        4